UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 13, 2025

CS Disco, Inc.

(Exact name of Registrant, as specified in its charter)

Delaware	001-40624	46-4254444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Congress Avenue
Suite 900
Austin, Texas 78701
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (833) 653-4726

Former name or address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.005	LAW	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2025, Tyson Baber notified the board of directors (the “Board”) of CS Disco, Inc. (the “Company”) of his decision to resign as a Class I director of the Company and as a member of the Audit Committee of the Board (the “Audit Committee”), effective as of the close of business on March 13, 2025 (the “Effective Date”). Mr. Baber’s decision was not the result of any disagreement between Mr. Baber and the Company, its management, the Board or any committees thereof on any matter relating to the Company’s operations, policies or practices.
To fill the vacancy created by Mr. Baber’s departure, on March 13, 2025, the Board, following the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Thomas Bogan to serve as a member of the Board, effective as of the Effective Date. Mr. Bogan was appointed as a Class I director for a term expiring at the Company’s 2025 annual meeting of stockholders. The Board has determined that Mr. Bogan is “independent” pursuant to the rules of the New York Stock Exchange (“NYSE”) and other governing laws and applicable regulations.
Mr. Bogan, age 73, most recently served as Vice Chair, Corporate Development at Workday, Inc. (“Workday”) from February 2021 until his retirement in January 2022. Prior to this, Mr. Bogan served as its Vice Chair with responsibility for Workday’s Strategic Sourcing business from February 2020 to February 2021, and its Executive Vice President, Planning Business Unit, from August 2018 to January 2020. Mr. Bogan initially joined Workday in August 2018 through its acquisition of Adaptive Insights, where he was Chief Executive Officer and a member of the board of directors from January 2015 until the acquisition. Mr. Bogan has served on the boards of directors of Workday since February 2022 and previously served on the board of directors of Aspen Technology, Inc. from May 2022 until its acquisition in March 2025. Mr. Bogan holds a bachelor’s degree in accounting from Stonehill College.
There is no arrangement or understanding between Mr. Bogan and any other person pursuant to which he was selected as a director, and there is no family relationship between Mr. Bogan and any of the Company’s other directors or executive officers. There are no transactions between Mr. Bogan and the Company that would be required to be reported under Item 404(a) of Regulation S-K.
As a non-employee director of the Company, Mr. Bogan is eligible to participate in the Company’s Non-Employee Director Compensation Policy, as such policy may be amended from time to time (the “Policy”). Under the terms of the Policy, Mr. Bogan will receive (i) an initial equity award of restricted stock units (“RSUs”) to acquire shares of the Company’s common stock under the Company’s 2021 Equity Incentive Plan (the “Plan”), valued at $300,000, which will vest in 12 equal quarterly installments measured from the date of such grant, and (ii) commencing with the 2026 annual meeting of stockholders, on the date of each annual stockholder meeting, an annual equity award of RSUs under the Plan, valued at $150,000, which will vest in four equal quarterly installments from the date of such grant, in each case based on the closing price of the Company’s common stock on NYSE as of the respective grant date, and subject to Mr. Bogan’s continuous service with the Company through such vesting dates. In addition, Mr. Bogan will be paid an annual cash retainer of $35,000 for his service on the Board, plus additional amounts for service on any additional committee(s) to which he may be appointed from time to time, paid in equal quarterly installments in arrears on the last day of each of the Company’s fiscal quarters in which the service occurred, pro-rated based on the number of actual days served by him during such quarter.
In connection with Mr. Bogan’s election to the Board, the Company and Mr. Bogan entered into the Company’s standard form of indemnification agreement (the “Indemnification Agreement”), a copy of which was filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-257435), filed with the Securities and Exchange Commission on July 12, 2021. The Indemnification Agreement requires the Company to indemnify Mr. Bogan, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CS Disco, Inc.

Date: March 17, 2025	By:	/s/ Michael S. Lafair
	Name:	Michael S. Lafair
	Title:	Executive Vice President, Chief Financial Officer